Exhibit 99.1

Press Release – 11-10-2009

TAXMASTERS, INC. MANAGING GROWTH, IMPROVING EFFICIENCY, INCREASING SPEED OF SERVICE

HOUSTON, Tx.—(PR Web)—October 29, 2009—TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, began operational implementation this week of a proprietary system to increase productivity and improve customer service. The system, known as P3, cataloged and analyzed the Company’s internal Processes, Procedures, and Policies (P3) in an effort to identify and target opportunities to increase efficiency. The P3 Report was finalized in April and consisted of a comprehensive assessment including efficiency recommendations linked to objective standards and measurable criteria. After experimental implementation of the recommended changes in early Q2, TaxMasters has seen steady improvements in workflow, speed of service, and customer service management throughout Q2 and Q3.

“The results speak for themselves,” said Michael Wallace, General Counsel for TaxMasters. “P3 revealed our strong points and identified areas where we could improve. I’m proud of the TaxMasters staff for rising to the challenge of completing this exercise. Our gains in customer service alone speak volumes.”

Initially aimed at increasing productivity, P3 provided a formal process flow for every area of the Company, which is the basis of a new proprietary control and workflow management software application currently undergoing operational testing. Both P3 and the new workflow management application are direct results of TaxMasters’ commitment to manage growth and reduce costs. Squeezing out inefficiencies and improving customer service remain at the heart of the company’s efforts to grow gracefully while experiencing what it calls a fourth quarter surge.

About TaxMasters, Inc.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as “believes,” “expects,” “beginning,” “intended,” “planned”) regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Contact

TaxMasters, Inc., Houston

DeWayne Logan

281.497.4226 x7000